Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-119987 on Form S-8 of our reports dated February 27, 2006, relating to the financial statements and financial statement schedule of U-Store-It Trust and subsidiaries and Acquiport/Amsdell, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of U-Store-It Trust for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Cleveland, Ohio
February 27, 2006